Exhibit 10.1
January 15, 2003

Byron Hall Pollitt, Jr.

Dear Byron,

It is our pleasure to offer you a position at Gap Inc. We’re a company driven by passion, innovation and a focus on quality—the same characteristics we look for in our employees. It’s clear you reflect these values and we feel confident you’ll find rewarding opportunities with us.

This letter confirms our offer to you to join Gap Inc. as Chief Financial Officer (“CFO”). In this position you will report to Paul Pressler, Chief Executive Officer. This offer is contingent upon approval by the Compensation and Stock Option Committee of our Board of Directors, and successful completion of a background screen and reference check.

Salary. Your annual salary will be $625,000, payable every two weeks. You are scheduled to receive a performance and compensation review in April 2004 based on your time in the position.

Initial Bonus. In addition to your salary, you will receive an initial bonus of $350,000 within the first thirty days of your employment. This will be processed as supplemental income and is subject to supplemental taxes. In the event that you voluntarily terminate your employment with Gap Inc. for any reason within one year of your first date of employment, you agree to repay to Gap Inc. the full bonus amount of $350,000, within 30 days of your last day of employment.

Based on your position as CFO, you will participate in the Executive Management Incentive Cash Award Program (MICAP). Your eligibility will continue so long as you remain as an executive of the Company. MICAP provides cash incentives as a reward for achieving company and individual goals. You are eligible to receive a target bonus of 65% and up to a maximum bonus of 130% of your base salary. For fiscal year 2003, your annual bonus target will be split into two payout opportunities based on six-month performance cycles. For the first bonus cycle (first and second quarters 2003), your target bonus payout opportunity is 40% of your annual target and will be payable in the third quarter on a prorated basis, if applicable. For the second cycle (third and fourth quarters 2003), the target payout opportunity is 60% of your annual target and will be payable in April 2004. Your MICAP bonus for fiscal year 2003 (February 2003-January 2004) is based on time in position, divisional or country assignment and base salary and/or incentive target.

Stock Options.

a. Fair Market Option Grant. Subject to approval by the Compensation and Stock Option Committee of the Board of Directors and the provisions of the Company’s stock option plan, you will be granted options to purchase 200,000 shares of Gap Inc. common stock on the date when the options are approved by the Board of Directors or on the first day of employment, whichever is later (the “date of grant”). The option price shall be determined by the fair market value of the stock on the date of grant. These options will become 100% vested and exercisable as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date. These options must be

Letter to Byron Pollitt, Jr.
January 15, 2003

exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Option to purchase 50,000 shares vesting one year from date of grant
Option to purchase 50,000 shares vesting two years from the date of grant
Option to purchase 50,000 shares vesting three years from date of grant
Option to purchase 50,000 shares vesting four years from date of grant

b. Discounted Option Grant. Subject to approval by the Compensation and Stock Option Committee of the Board of Directors and the provisions of the Company’s stock option plan, you will be granted options to purchase 100,000 shares of Gap Inc. common stock on the date when the options are approved by the Board of Directors or on the first day of employment, whichever is later (the “date of grant”). The option price will be discounted 50% from the fair market value of the stock on the date of grant. These options will become 100% vested and exercisable as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Option to purchase 25,000 shares vesting one year from date of grant
Option to purchase 25,000 shares vesting two years from the date of grant
Option to purchase 25,000 shares vesting three years from date of grant
Option to purchase 25,000 shares vesting four years from date of grant

c. Premium Option Grant. Subject to approval by the Compensation and Stock Option Committee of the Board of Directors and the provisions of the Company’s stock option plan, you will be granted options to purchase 100,000 shares of Gap Inc. common stock on the date when the options are approved by the Board of Directors or on the first day of employment, whichever is later (the “date of grant”). The option price will be equal to 125% of the fair market value of the stock on the date of grant. These options will become 100% vested and exercisable as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, or you will lose your right to do so.

Option to purchase 25,000 shares vesting one year from date of grant
Option to purchase 25,000 shares vesting two years from the date of grant
Option to purchase 25,000 shares vesting three years from date of grant
Option to purchase 25,000 shares vesting four years from date of grant

Financial Planning Assistance. We provide you with two choices to help you achieve your financial goals. You have the option of one on one financial counseling through our partnership with the AYCO Company. The first year of counseling will be 100% company paid. Each year thereafter, Gap Inc. will pay 50% of the expense. As another option, Gap offers a reimbursement of $5,000 annually to be used with a financial planner of your choice.

Benefits. Gap Inc. offers a competitive benefits package designed to help you stay healthy, assist in securing your financial future and manage your work and personal life. In addition to medical, dental, vision, life and income protection, you are eligible for Gap Inc.’s LifeStyle Benefits that include an Employee Assistance Program and tuition reimbursement. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to 4 percent of your salary (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for 30 days of Paid

Letter to Byron Pollitt, Jr.
January 15, 2003

Time Off on an annual basis in addition to seven Company-paid holidays. PTO accrues each pay period based on regular hours paid, and can be used for vacation, illness or personal business. Please refer to the Company’s benefits booklet for more information on our extensive benefits package.

Relocation. Gap Inc. will pay for your relocation expenses in accordance with the Company’s relocation policy. However, you will not be eligible to receive any loans, benefits or compensation prohibited by federal or state law applicable to your executive level. By signing this letter you agree to abide by the terms of the Company’s relocation policy, including its payback provisions. A relocation administrator will review with you the specific components of your package and work with you throughout the relocation process.

Income Continuation and Severance. In the event that Gap Inc. terminates your employment involuntarily without cause before your third anniversary of employment, the Company will continue to make bi-weekly payments to you based on your then current base salary and will subsidize your COBRA medical premium (collectively “Income Continuation”) and will pay under subpart a(i) below an additional severance (“Severance”), according to the following schedule beginning on the day after your last active day of employment:

a. If your employment is terminated before your first anniversary of employment:

(i)	The Income Continuation amount will be equivalent to 24 months of your then current salary plus a COBRA subsidy for 18 months from the termination date;
(ii)
You will receive as Severance in August 2003 and April 2004 an amount equivalent to what you would otherwise have received under MICAP with respect to the fiscal year 2003; however, if the payments in August 2003 and April 2004 are collectively less than $406,250, then you will receive the difference in April 2004; and

(iii)
You will receive as Severance an amount equivalent to the in-the-money appreciation (as of the date of termination) you would have accrued, if any, with respect to options granted under this agreement which would have otherwise vested one year from the date of grant.

b. If your employment is terminated upon or after your first anniversary but before your second anniversary of employment, the     Income Continuation amount will be equivalent to 18 months of your then current salary plus a COBRA subsidy for 18 months     from the termination date; and

c. If your employment is terminated upon or after your second anniversary but before your third anniversary of employment, the     Income Continuation amount will be equivalent to 12 months of your then current salary plus a COBRA subsidy for 12 months     from the termination date.

d. If your employment is terminated for any reason upon or after your third anniversary of your first day of employment, you will not     be entitled to any Income Continuation or Severance under this agreement.

Prior to and as a condition of receiving the Income Continuation and Severance described above, you must execute a full release of all claims arising out of your employment and termination of employment with Gap Inc. During the Income Continuation period, you agree to be reasonably available to the Company for up to 20 hours per month as requested to respond to requests for information concerning matters, facts or events relating to the Company or any Company entity about which you may be knowledgeable.

Letter to Byron Pollitt, Jr.
January 15, 2003

If you accept new employment or establish any other professional relationship (e.g., a consulting relationship) for which you are compensated during the applicable Income Continuation period or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information), Income Continuation and Severance payments will cease effective on your acceptance or breach as described herein. As a condition of receiving Income Continuation and Severance, you agree to inform Gap Inc. within five days of your acceptance of new employment or other compensated relationship.

For purposes of this agreement, “cause” shall mean termination of your employment based on a good faith determination by the CEO that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crime involving dishonesty or moral turpitude; (2) participation in any act of fraud or malfeasance against the Company; (3) intentional damage to any property of the Company; (4) breach of any provision of this agreement or the Company’s Code of Business Conduct; (5) use of alcohol or drugs which interferes with the performance of your duties under this Agreement or which compromises the integrity and reputation of the Company, its employees or products; or (6) absence from employment, other than a result of disability, for any reason for a period of more that four weeks without prior consent by the Board.

If you voluntarily resign your employment with Gap, Inc. at any time or your employment is terminated for cause, you will receive no compensation, payment or benefits after your last day of employment.

Tax Withholding. You acknowledge and agree that all payments made pursuant to this agreement shall be subject to withholding of all applicable taxes.

Proprietary Information or Trade Secrets of Others. You represent and warrant to us that: 1) you do not have any other agreements, relationships or commitments to any other person or entity that conflict with accepting this offer or performing your obligations as outlined herein; and 2) prior to your first day of employment with Gap Inc. you will return all property and confidential information belonging to all prior employers; and 3) you will not disclose to us, or use, or persuade any other Company employee to use, any proprietary information or trade secrets of another person or entity.

Abide by Company Policies. You agree to abide by and comply with all applicable Gap Inc. policies including, but not limited to, those contained in the Code of Business Conduct.

Confidentiality and Non-Solicitation. You agree to execute and abide by the attached Confidentiality and Non-Solicitation Agreement during and after your employment with Gap Inc.

Start Date and Orientation. Your first day with the company will be mutually agreed upon. On your first day, you will be greeted by Katie Rosson, Senior Vice President, Human Resources. Please bring identification and proof of authorization to work in the U.S. (i.e., your driver’s license and Social Security card, or a U.S. passport). If you have questions about documentation, contact Katie Rosson at (650) 952-4400.

Other Provisions. Please read the following, which will help you understand the terms of your employment. Gap, Inc. has numerous subsidiaries and affiliates (collectively referred to as “the Company”). Each employee is assigned to one of these corporations depending on where he or she works and can be reassigned at the sole discretion of the Company. By reviewing and signing this letter, you understand that this letter and your acceptance of our offer of employment does not constitute an employment contract with the Company and your employment is at will. This means

Letter to Byron Pollitt, Jr.
January 15, 2003

that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way or precluding Gap Inc. from revoking this offer of employment at any time. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. The only time your at-will status could be changed is if you were to enter into an express written contract with the Company, which contains the words, “this is an express contract of employment”, and which is signed by an officer of the Company. The above language contains our entire agreement about your at-will status and there are no oral or side agreements of any kind.

Please review your agreement (which incorporates the Confidentiality and Non-Solicitation Agreement attached), sign one of the enclosed originals and return the entire letter and agreement to Katie Rosson at Gap Inc. You may keep the other original for your personal records. This offer is valid only until Friday, January 17, 2003 at 9:00 a.m. and may be withdrawn.

Byron, it is our pleasure to extend this offer. We look forward to working with you.

Very truly yours,

Gap Inc.

/s/ PAUL PRESSLER
Paul Pressler Chief Executive Officer

Confirmed this 16 day of January, 2003

/s/ BYRON H. POLLITT, JR.
Byron Hall Pollitt, Jr.

Letter to Byron Pollitt, Jr.
January 15, 2003

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

Byron Hall Pollitt, Jr. (“Employee”) acknowledges that the services he will perform for Gap Inc. are unique and extraordinary and that he will be in a relationship of confidence and trust with Gap Inc. As a result, during his employment with Gap, he will acquire “Confidential Information” that is (1) owned or controlled by Gap, (2) in the possession of Gap and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by Employee. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not Employee’s work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to strategic plans, specifications, records, data, computer programs, drawings, diagrams, models, employee, vendor or customer names or lists, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

Employee agrees that he will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of Gap’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after Employee’s employment, except as is necessary in the ordinary course of performing Employee’s duties while employed by Gap Inc.

Employee also agrees that in the event of his employment termination for any reason, he will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Additionally, Employee agrees that so long as he is employed by Gap, and for a period of one year thereafter, Employee will not, directly or indirectly, on behalf of Employee, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap’s employees, consultants, customers, or vendors. Employee further agrees that he will not directly or indirectly, on behalf of Employee, any other person or entity, interfere or attempt to interfere with Gap’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap.

ACKNOWLEDGED AND AGREED TO THIS                    DAY OF                                                                                               ,                      .

Byron Hall Pollitt, Jr.